                           PROSPECTUS SUPPLEMENT NO. 2
                                       TO
                          PROSPECTUS DATED MAY 1, 1997

                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-14859

                            [WESTERN WIRELESS LOGO]
                          WESTERN WIRELESS CORPORATION
                              CLASS A COMMON STOCK
                            (NO PAR VALUE PER SHARE)

                   10-1/2% SENIOR SUBORDINATED NOTES DUE 2006
                   10-1/2% SENIOR SUBORDINATED NOTES DUE 2007


         SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK, 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006 OR 10-1/2% SENIOR SUBORDINATED NOTES DUE 2007.

             The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "WWCA."

                     --------------------------------------

         EACH OF THE 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006 (THE "2006 NOTES") AND THE 10-1/2% SENIOR SUBORDINATED NOTES DUE 2007 (THE "2007 NOTES," AND, TOGETHER WITH THE 2006 NOTES, THE "SENIOR SUBORDINATED NOTES") ARE SENIOR UNSECURED OBLIGATIONS OF THE COMPANY AND ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS AND SENIOR IN RIGHT OF PAYMENT TO ANY CURRENT OR FUTURE SUBORDINATED INDEBTEDNESS OF THE COMPANY. IN ADDITION, ALL EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF THE COMPANY'S SUBSIDIARIES WILL BE EFFECTIVELY SENIOR IN RIGHT OF PAYMENT TO THE SENIOR SUBORDINATED NOTES. THE 2006 NOTES AND THE 2007 NOTES RANK PARI PASSU WITH ONE ANOTHER. THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY FIRM ARRANGEMENT TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE SENIOR SUBORDINATED NOTES WOULD BE SENIOR. AT MARCH 31, 1997, SENIOR INDEBTEDNESS AGGREGATED APPROXIMATELY $473.0 MILLION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     --------------------------------------

         This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the shares of Class A Common Stock, the 10-1/2% Senior Subordinated Notes Due 2006 and the 10-1/2% Senior Subordinated Notes Due 2007 related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as principal or agent in such transactions. See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.

                     --------------------------------------


            The date of this Prospectus Supplement is June 19, 1997.

         This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated May 1, 1997 (the "Prospectus"), as supplemented by Prospectus Supplement No. 1 thereto dated May 9, 1997 ("Prospectus Supplement No. 1"), with respect to the Class A Common Stock, 10-1/2% Senior Subordinated Notes Due 2006 and 10-1/2% Senior Subordinated Notes Due 2007. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

         On May 9, 1997, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 1.

         On June 19, 1997, the Company filed with the Securities and Exchange Commission a report on Form 8-K, a copy of which is attached hereto and deemed to be a part hereof.

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  June 19, 1997
                              ---------------------
                                (Date of Report)


                          Western Wireless Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Washington                       0-28160               91-1638901
   -----------------------            ------------------    ------------------
(State or other jurisdiction of      (Commission File No.)    (IRS Employer
      incorporation)                                         Identification No.)


               2001 NW Sammamish Road, Issaquah, Washington 98027
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                                 (425) 313-5200
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS.

         On June 19, 1997, Western Wireless Corporation issued the following press release:

FCC Releases Order Affecting Processing of Radio Applications

         ISSAQUAH, Wash. (June 19, 1997) - The Federal Communications Commission ("FCC") in the Matter of Mobilemedia Corporation et. al ("Mobilemedia") released an order ("Order") on June 6, 1997 granting a 10-month stay of a Hearing Designation Order ("HDO") that the FCC had adopted concerning Mobilemedia's qualifications as a licensee. Pursuant to the Order, the Wireless Telecommunications Bureau of the FCC (the "Bureau") was to produce a list of former and current officers, directors and senior managers of Mobilemedia that were potentially subject to the HDO. The Order stated that radio applications in which a listed individual has an attributable interest shall not be granted without resolution of the HDO matters or in the context of another specific application. The Order further provided that if the Bureau recommends any radio application in which a listed individual holds an attributable interest to be granted, it shall refer the matter to the FCC Commissioners for disposition.

         It is anticipated that the list produced by the Bureau will contain the names of two of Western Wireless Corporation's directors, John L. Bunce, Jr. and Mitchell R. Cohen, both general partners of the investment firm of Hellman & Friedman. Messrs. Bunce and Cohen are current members of the Board of Directors of Mobilemedia as a result of Hellman & Friedman's equity investment in that Company. Investment partnerships controlled by Hellman & Friedman own approximately 36 percent of the outstanding shares of Western Wireless Corporation. Hellman & Friedman could be deemed to have attributable interests in Western Wireless Corporation, and accordingly, the processing of Western Wireless' applications before the FCC could, under the Order, take materially longer than ordinary to process.

         Management of Western Wireless is currently in discussions with the FCC, as well as its affected Board members and shareholders, to develop procedures to facilitate the processing of Western Wireless' radio applications before the FCC. Western Wireless is confident that a satisfactory resolution to the potential processing delays can be achieved.

         Based in Issaquah, Wash., Western Wireless is a leading provider of wireless communication services in the western United States. It currently offers cellular service marketed under the CellularOne(r) name in fifteen western states and provides PCS services marketed under the VoiceStream(r) name in six U.S. metropolitan markets. Western Wireless recently purchased PCS licenses for 100 new markets through the FCC's D and E block auctions, and an additional seven markets in the F block auction through its partnership with Cook Inlet PCS. As a result, Western Wireless' combined cellular and PCS licenses, along with its investment in Cook Inlet PCS cover 59 percent of the land in the continental United States.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      WESTERN WIRELESS CORPORATION



Date     June 19, 1997                /s/ Alan R. Bender
    ------------------------          -----------------------------------
                                      Alan R. Bender, Senior Vice President